Exhibit 10(i)(xiii)
NORTHROP GRUMMAN CORPORATION
TERMS AND CONDITIONS APPLICABLE TO SPECIAL 2007
RESTRICTED STOCK RIGHTS GRANTED TO JAMES F. PALMER
UNDER THE 2001 LONG-TERM INCENTIVE STOCK PLAN
     These Terms and Conditions (“Terms”) apply to certain “Restricted Stock Rights” (“RSRs”) granted by Northrop Grumman Corporation (the “Company”) to James F. Palmer in 2007 in connection with his employment with the Company. The date of grant of the RSR award is March 12, 2007 (the “Grant Date”). The number of RSRs applicable to the award is 40,000. The date of grant and number of RSRs are also reflected in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Company or its designee. These Terms apply only with respect to Mr. Palmer’s Special 2007 RSR award. You (Mr. Palmer) are referred to as the “Grantee” with respect to your award. Capitalized terms are generally defined in Section 9 below if not otherwise defined herein.
     Each RSR represents a right to receive one share of the Company’s Common Stock, or cash of equivalent value as provided herein, subject to vesting as provided herein. The number of RSRs subject to your award is subject to adjustment as provided herein. The RSR award is subject to all of the terms and conditions set forth in these Terms, and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time.

1.	Vesting; Issuance of Shares.
     Subject to Sections 2 and 5 below, one-fourth of the number of RSRs subject to your award (subject to adjustment as provided in Section 5.1) shall vest upon the first, second, third and fourth anniversary of the Grant Date.
     Except as otherwise provided below, the Company shall pay a vested RSR within 90 days following the vesting of the RSR on the applicable anniversary of the Grant Date. The Company shall pay such vested RSRs in either an equivalent number of shares of Common Stock, or, in the discretion of the Committee, in cash or in a combination of shares of Common Stock and cash. In the event of a cash payment, the amount of the payment for vested RSR to be paid in cash (subject to tax withholding as provided in Section 6 below) will equal the Fair Market Value (as defined below) of a share of Common Stock as of the date that such RSR became vested. No fractional shares will be issued.

2.	Early Termination of Award; Termination of Employment.
     General. The RSRs subject to the award, to the extent not previously vested, shall terminate and become null and void if and when (a) the award terminates in connection with a Change in Control pursuant to Section 5 below, or (b) except as provided in Section 2.6 and in Section 5, the Grantee ceases for any reason to be an employee of the Company or one of its subsidiaries.
     Leave of Absence. Unless the Committee otherwise provides (at the time of the leave or otherwise), if the Grantee is granted a leave of absence by the Company, the Grantee (a) shall not be deemed to have incurred a termination of employment at the time such leave commences for purposes of the award, and (b) shall be deemed to be employed by the Company for the duration of such approved leave of absence for purposes of the award. A termination of employment shall be deemed to have occurred if the Grantee does not timely return to active employment upon the expiration of such approved leave or if the Grantee commences a leave that is not approved by the Company.
     Salary Continuation. Subject to Section 2.2 above, the term “employment” as used herein means active employment by the Company and salary continuation without active employment (other than a leave of absence approved by the Company that is covered by Section 2.2) will not, in and of itself, constitute “employment” for purposes hereof (in the case of salary continuation without active employment, the Grantee’s cessation of active employee status shall, subject to Section 2.2, be deemed to be a termination of “employment” for purposes hereof). Furthermore, salary continuation will not, in and of itself, constitute a leave of absence approved by the Company for purposes of the award.
     Sale or Spinoff of Subsidiary or Business Unit. For purposes of the RSRs subject to the award, a termination of employment of the Grantee shall be deemed to have occurred if the Grantee is employed by a subsidiary or business unit and that subsidiary or business unit is sold, spun off, or otherwise divested and the Grantee does not otherwise continue to be employed by the Company after such event.
     Continuance of Employment Required. Except as expressly provided in Section 2.6 and in Section 5, the vesting of the RSRs subject to the award requires continued employment through each vesting date as a condition to the vesting of the corresponding installment of the award. Employment before or between specified vesting dates, even if substantial, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment. Nothing contained in these Terms, the Stock Plan System, or the Plan constitutes an employment commitment by the Company or any subsidiary, affects the Grantee’s status (if the Grantee is otherwise an at-will employee) as an employee at will who is subject to termination without cause, confers upon the Grantee any right to continue in the employ of the Company or any subsidiary, or interferes in any way with the right of the Company or of any subsidiary to terminate such employment at any time.
     Death, Disability or Qualifying Termination. If (i) the Grantee dies while employed by the Company or a subsidiary, or (ii) the Grantee’s employment by the Company and its subsidiaries terminates due to the Grantee’s Disability, or (iii) the Grantee undergoes a Qualifying Termination, then the outstanding and previously unvested RSRs subject to the award shall vest as of the date of the Grantee’s death , Disability or Qualifying Termination, as applicable. RSRs vesting under this Section shall be paid in the calendar year containing the 75th day (and generally will be paid on or about such 75th day) following the earliest of (a) Grantee’s death, (b) Grantee’s Disability, or (c) Grantee’s Separation from Service. If an RSR is to be paid upon a Grantee’s Separation from Service and the Grantee is a Key Employee at the time of Separation from Service, payment shall be made six months after the Separation from Service.
     In the event of the Grantee’s death prior to the delivery of shares or other payment with respect to any vested RSRs, the Grantee’s Successor shall be entitled to any payments to which the Grantee would have been entitled under this Agreement with respect to such vested and unpaid RSRs.

3.	Non-Transferability and Other Restrictions.
     The award, as well as the RSRs subject to the award, are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The foregoing transfer restrictions shall not apply to: (a)
transfers to the Company; or (b) transfers pursuant to a qualified domestic relations order (as defined in the Code). Notwithstanding the foregoing, the Company may honor any transfer required pursuant to the terms of a court order in a divorce or similar domestic relations matter to the extent that such transfer does not adversely affect the Company’s ability to register the offer and sale of the underlying shares on a Form S-8 Registration Statement and such transfer is otherwise in compliance with all applicable legal, regulatory and listing requirements.

4.	Compliance with Laws; No Stockholder Rights Prior to Issuance.
     The Company’s obligation to make any payments or issue any shares with respect to the award is subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission, the Commissioner of Corporations of the State of California, or other regulatory agencies having jurisdiction over the Company and its shares, and of any exchange upon which stock of the Company may be listed. The Grantee shall not have the rights and privileges of a stockholder with respect to any shares which may be issued in respect of the RSRs until the date appearing on the certificate(s) for such shares (or, in the case of shares entered in book entry form, the date that the shares are actually recorded in such form for the benefit of the Grantee), if such shares become deliverable.

5.	Adjustments; Change in Control.
     Adjustments. The RSRs and the shares subject to the award are subject to adjustment upon the occurrence of events such as stock splits, stock dividends and other changes in capitalization in accordance with Section 6(a) of the Plan. In the event of any adjustment, the Company will give the Grantee written notice thereof which will set forth the nature of the adjustment.
     Possible Acceleration on Change in Control. Notwithstanding the Company’s ability to terminate the award as provided in Section 5.3 below, the outstanding and previously unvested RSRs subject to the award shall become fully vested as of the date of the Grantee’s termination of employment in the following circumstances:
(a)	if the Grantee is covered by a Change in Control Severance Arrangement at the time of the termination, if the termination of employment constitutes a “Qualifying Termination” (as such term, or any similar successor term, is defined in such Change in Control Severance Arrangement) that triggers the Grantee’s right to severance benefits under such Change in Control Severance Arrangement.

(b)	if the Grantee is not covered by a Change in Control Severance Arrangement at the time of the termination and if the termination occurs either within the Protected Period corresponding to a Change in Control of the Company or within twenty-four (24) calendar months following the date of a Change in Control of the Company, the Grantee’s employment by the Company and its subsidiaries is involuntarily terminated by the Company and its subsidiaries for reasons other than Cause or by the Grantee for Good Reason.
     Notwithstanding anything else contained herein to the contrary, the termination of the Grantee’s employment (or other events giving rise to Good Reason) shall not entitle the Grantee to any accelerated vesting pursuant to clause (b) above if there is objective evidence that, as of the commencement of the Protected Period, the Grantee had specifically been identified by the Company as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months. The applicable Change in Control Severance Arrangement shall govern the matters addressed in this paragraph as to clause (a) above.
     Payment of any amount due under this Section will be made within 90 days of the anniversary of the Grant Date on which the RSRs would otherwise have vested under Section 1.
     Automatic Acceleration; Early Termination. If the Company undergoes a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control, or if for any other reason the award would not continue after the Change in Control, then upon the Change in Control the outstanding and previously unvested RSRs subject to the award shall vest fully and completely. Unless the Committee expressly provides otherwise in the circumstances, no acceleration of vesting of the award shall occur pursuant to this Section 5.3 in connection with a Change in Control if either (a) the Company is the surviving entity, or (b) the successor to the Company (if any) (or a Parent thereof) agrees in writing prior to the Change in Control to assume the award. The award shall terminate, subject to such acceleration provisions, upon a Change in Control triggered by clause (iii) or (iv) of the definition thereof in which the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control. The Committee may make adjustments pursuant to Section 6(a) of the Plan and/or deem an acceleration of vesting of the award pursuant to this Section 5.3 to occur sufficiently prior to an event if necessary or deemed appropriate to permit the Grantee to realize the benefits intended to be conveyed with respect to the shares underlying the RSRs; provided, however, that, the Committee may reinstate the original terms of the award if the related event does not actually occur.
     Payment of any amount due under this Section will be made within 90 days of the anniversary of the Grant Date on which the RSRs would otherwise have vested under Section 1.

6.	Tax Matters.
     Tax Withholding. The Company or the subsidiary which employs the Grantee shall be entitled to require, as a condition of making any payments or issuing any shares upon vesting of the RSRs, that the Grantee or other person entitled to such shares or other payment pay any sums required to be withheld by federal, state or local tax law with respect to such vesting or payment. Alternatively, the Company or such subsidiary, in its discretion, may make such provisions for the withholding of taxes as it deems appropriate (including, without limitation, withholding the taxes due from compensation otherwise payable to the Grantee or reducing the number of shares otherwise deliverable with respect to the award (valued at their then Fair Market Value) by the amount necessary to satisfy such withholding obligations at the flat percentage rates applicable to supplemental wages).
     Transfer Taxes. The Company will pay all federal and state transfer taxes, if any, and other fees and expenses in connection with the issuance of shares in connection with the vesting of the RSRs.
     Compliance with Code. The Committee shall administer and construe the award, and may amend the Terms of the award, in a manner designed to comply with the Code and to avoid adverse tax consequences under Code Section 409A or otherwise.

7.	Committee Authority.
     The Committee has the discretionary authority to determine any questions as to the date when the Grantee’s employment terminated and the cause of such termination and to interpret any provision of these Terms, the Stock Plan System, the Plan, and any other applicable rules. Any action taken by, or inaction of, the Committee relating to or pursuant to these Terms, the Stock Plan System, the Plan, or any other applicable rules shall be within the absolute discretion of the

Committee and shall be conclusive and binding on all persons.

8.	Plan; Amendment.
     The RSRs are governed by, and the Grantee’s rights are subject to, all of the terms and conditions of the Plan and any other rules adopted by the Committee, as the foregoing may be amended from time to time. The Grantee shall have no rights with respect to any amendment of these Terms, the Certificate or the Plan unless such amendment is in writing and signed by a duly authorized officer of the Company. In the event of a conflict between the provisions of the Stock Plan System and the provisions of these Terms and/or the Plan, the provisions of these Terms and/or the Plan, as applicable, shall govern.

9.	Definitions.
     Whenever used in these Terms, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
     “Affiliated Companies” means the Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.
     “Board” means the Board of Directors of the Company.
     “Cause” means the occurrence of either or both of the following:
(i)	The Grantee’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii)	The willful engaging by the Grantee in misconduct that is significantly injurious to the Company. However, no act, or failure to act, on the Grantee’s part shall be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
     “Change in Control” is used as defined in the Plan.
     “Change in Control Severance Arrangement” means a “Special Agreement” entered into by and between the Grantee and the Company that provides severance protections in the event of certain changes in control of the Company or the Company’s Change-in-
Control Severance Plan, as each may be in effect from time to time, or any similar successor agreement or plan that provides severance protections in the event of a change in control of the Company.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Committee” means the Company’s Compensation and Management Development Committee or any successor committee appointed by the Board to administer the Plan.
     “Disability” means, with respect to a Grantee, that the Grantee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Grantee’s employer; all construed and interpreted consistent with the definition of “Disability” set forth in Code Section 409A(a)(2)(C).
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Fair Market Value” is used as defined in the Plan; provided, however, the Committee in determining such Fair Market Value for purposes of the award may utilize such other exchange, market, or listing as it deems appropriate. For purposes of a cashless exercise, the Fair Market Value of the shares shall be the price at which the shares in payment of the exercise price are sold.
     “Good Reason” means, without the Grantee’s express written consent, the occurrence of any one or more of the following:
(i)	A material and substantial reduction in the nature or status of the Grantee’s authorities or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than (A) an inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Grantee, and/or (B) changes in the nature or status of the Grantee’s authorities or responsibilities that, in the aggregate, would generally be viewed by a nationally-recognized executive placement firm as resulting in the Grantee having not materially and substantially fewer authorities and responsibilities (taking into consideration the Company’s industry) when compared to the authorities and responsibilities applicable to the position held by the Grantee immediately prior to the start of the Protected Period. The Company may retain a nationally-recognized executive placement firm for purposes of making the determination required by the preceding sentence and the written opinion of the firm thus selected shall be conclusive as to this issue.

(ii)	A reduction by the Company in the Grantee’s annualized rate of base salary as in effect on the date of grant of the award or as the same shall be increased from time to time.

(iii)	A significant reduction by the Company of the Grantee’s aggregate incentive opportunities under the Company’s short and/or long-term incentive programs, as such opportunities exist on the date of grant of the award, or as such opportunities may be increased after the date of grant of the award. For this purpose, a significant reduction in the Grantee’s incentive opportunities shall be deemed to have occurred in the event the Grantee’s targeted annualized award opportunities and/or the degree of probability of attainment of such annualized award opportunities are diminished by the Company from the levels and probability of attainment that existed as of the date of grant of the award.

(iv)	The failure of the Company to maintain (x) the Grantee’s relative level of coverage and accruals under the Company’s employee benefit and/or retirement plans, policies, practices, or arrangements in which the Grantee participates as of the date of grant of the award, both in terms of the amount of benefits provided, and amounts accrued and (y) the relative level of the Grantee’s participation in such plans, policies, practices, or arrangements on a basis at least as beneficial as, or substantially equivalent to, that on which the Grantee participated in such plans immediately prior to the date of grant of the award. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Grantee’s level of coverage under all such programs must be at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Company’s organization.

(v)	The Grantee is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the
Grantee’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (v) more than ninety (90) days before such intended effective date.
     The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness. The Grantee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.
     “Key Employee” means an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or the Affiliated Companies (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which employees are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.
     “Plan” means the Northrop Grumman 2001 Long-Term Incentive Stock Plan, as it may be amended form time to time.
     The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:
(i)	If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii)	If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii)	In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.
     “Qualifying Termination” shall have the same meaning as in the Company’s Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation.
     “Separation from Service” means a “separation from service” within the meaning of Code section 409A.
     “Successor” means the person acquiring a Grantee’s rights to a grant under the Plan by will or by the laws of descent or distribution.